DISTRIBUTION PLAN OF
                        LEGG MASON INVESTORS TRUST, INC.
                       LEGG MASON FINANCIAL SERVICES FUND

                                 CLASS A SHARES

            WHEREAS, Legg Mason Investors Trust, Inc. (the "Corporation") is an open-end management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"), and has offered, and intends to continue offering, for public sale distinct series of shares of common stock ("Series"), each corresponding to a distinct portfolio;

            WHEREAS, the Corporation has registered the offering of its shares of common stock under a Registration Statement filed with the Securities and Exchange Commission and that Registration Statement is in effect as of the date hereof;

            WHEREAS, the Corporation's Board of Directors has established a fourth series of shares of common stock of the Corporation: Legg Mason Financial Services Fund (the "Fund");

            WHEREAS,  the  Corporation  has  employed  Legg Mason  Wood  Walker,
Incorporated ("Legg Mason") as principal underwriter of the shares of the Corporation;

            NOW, THEREFORE, the Corporation hereby adopts this Distribution Plan (the "Plan") in accordance with Rule 12b-1 under the 1940 Act on the following terms and conditions:

            1. A. The Fund shall pay to Legg Mason, as compensation for ongoing services provided to the investors in Class A Shares of the Fund, a service fee at the rate of 0.25% on an annualized basis of the average daily net assets attributable to Class A Shares of the Fund, such fees to be calculated and accrued daily and paid monthly or at such other intervals as the Board shall determine.

               B. The Corporation may pay a service fee to Legg Mason at a lesser rate than the fee specified in paragraph 1.A of this Plan, as agreed upon by the Board and Legg Mason and as approved in the manner specified in paragraph 3 of this Plan. The service fee payable hereunder is payable without regard to the aggregate amount that may be paid over the years.

            2. As principal underwriter of the Corporation's shares, Legg Mason may spend such amounts as it deems appropriate on any activities or expenses primarily intended to result in the sale of the shares of the Fund and/or the servicing and maintenance of shareholder accounts, including, but not limited to, compensation to employees of Legg Mason; compensation to Legg Mason, other broker-dealers and other entities that engage in or support the distribution of shares or who service shareholder accounts or provide sub-accounting and recordkeeping services; expenses of Legg Mason and such other broker-dealers and other entities, including overhead and telephone and other communication expenses; the printing of prospectuses, statements of additional information, and reports for other than existing shareholders; and preparation and distribution of sales literature and advertising materials.

            3. This Plan shall take effect on October 5, 1999 and shall continue in effect for successive periods of one year from its execution for so long as such continuance is specifically approved at least annually together with any related agreements, by votes of a majority of both (a) the Board of Directors of the Corporation and (b) those Directors who are not "interested persons" of the Corporation, as defined in the 1940 Act, and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Directors"), cast in person at a meeting or meetings called for the purpose of voting on this Plan and such related agreements; and only if the Directors who approve the Plan taking effect have reached the conclusion required by Rule 12b-1(e) under the 1940 Act.

            4. Any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to this Plan or any related agreement shall provide to the Corporation's Board of Directors and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. Legg Mason shall submit only information regarding amounts expended for "service activities," as defined in this paragraph 4, to the Board in support of the service fee payable hereunder.

            For purposes of this Plan, "service activities" shall mean activities covered by the definition of "service fee" contained in Conduct Rule 2830 of the National Association of Securities Dealers, Inc., including the provision by Legg Mason of personal, continuing services to investors in the Corporation's shares. Overhead and other expenses of Legg Mason related to its "service activities," including telephone and other communications expenses, may be included in the information regarding amounts expended for such service activities.

            5. This Plan may be terminated with respect to the Fund at any time by vote of a majority of the Rule 12b-1 Directors or by vote of a majority of the outstanding voting securities of the Fund.

            6. After the issuance of Class A Shares of the Fund, this Plan may not be amended to increase materially the amount of service fees provided for in paragraph 1.A. hereof unless such amendment is approved by a vote of at least a majority of the outstanding securities, as defined in the 1940 Act, of the Fund, and no material amendment to the Plan shall be made unless such amendment is approved in the manner provided for continuing approval in paragraph 3 hereof.

            7. While this Plan is in effect, the selection and nomination of directors who are not interested persons of the Corporation, as defined in the 1940 Act, shall be committed to the discretion of directors who are themselves not interested persons.

            8. The Corporation shall preserve copies of this Plan and any related agreements for a period of not less than six years from the date of expiration of the Plan or agreement, as the case may be, the first two years in an easily accessible place; and shall preserve copies of each report made pursuant to paragraph 4 hereof for a period of not less than six years from the date of such report, the first two years in an easily accessible place.

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

            IN WITNESS WHEREOF, the Corporation has executed this Distribution Plan to be effective as of the day and year set forth below:

Date:  October 5, 1999                      LEGG MASON INVESTORS TRUST, INC.



Attest:                                     By: /s/ Marie K. Karpinski
                                                --------------------------------
                                                Marie K. Karpinski
By: /s/ Wm. Shane Hughes                        Vice President and Treasurer
    ------------------------------
        Wm. Shane Hughes
        Secretary



Agreed and assented to by

LEGG MASON WOOD WALKER, INCORPORATED



By:/s/ Andrew J. Bowden
   -------------------------------
       Andrew J. Bowden
       Vice President

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